EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

GREATER BAY BANCORP

David L. Kalkbrenner and Linda M. Iannone hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of GREATER BAY BANCORP, a California corporation (the “Corporation” or the “Company”).

2. The Articles of Incorporation, as amended, of this corporation are hereby restated to read as follows:

I. NAME

The name of the Corporation is GREATER BAY BANCORP (the “Corporation” or the “Company”).

II. PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. AUTHORIZED STOCK

(a) This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 4,000,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

(b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

IV. SERIES A PREFERRED STOCK

The rights, preferences, privileges, restrictions, designation and number of shares of the Series A Preferred Stock are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,200,000 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, no par value (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.095 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.095 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not less than 10 nor more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

(B) Except as otherwise provided herein, in any other Certificate of Determination creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking Junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share equal to $100.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction of the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. The Articles of Incorporation (including any Certificate of Determination issued under the authority of said Articles) of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

V. SUPER-MAJORITY VOTING BY DIRECTORS

The vote of not less than two-thirds of all members of the board of directors shall be required to approve any of the following types of matters affecting the corporation:

(a) Any merger, sale of control or sale of material assets of the corporation.

(b) Any material acquisition by the corporation.

(c) The creation of any new business unit of the corporation or any subsidiary of the corporation.

(d) Any operating budget, or any material change therein, of the corporation or any subsidiary of the corporation.

(e) Any material change in the business organization or organizational structure of the corporation or any subsidiary of the corporation.

(f) Termination of the employment of any executive or senior officer appointed to the Executive Management Committee of the corporation.

(g) Any change in the authorized range of the number of directors of the corporation.

VI. DIRECTOR LIABILITY; INDEMNIFICATION OF AGENTS

(a) Limitation of Directors’ Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) Indemnification of Corporate Agents. The indemnification of an agent [as defined in California Corporations Code section 317(a)] of this corporation, whether by bylaws, agreement or otherwise, for breach of duty to this corporation and its stockholders, may, to the extent not prohibited under California Corporations Code sections 317 and 204(a), exceed the indemnification otherwise permitted by section 317 of the Corporations Code.

VII. ELIMINATION OF CUMULATIVE VOTING

No holder of any class of stock of the corporation shall be entitled to cumulate votes at any election of directors of the corporation.

3.	The foregoing restatement of the Articles of Incorporation (the “Restatement”) has been duly approved by the Board of Directors of the Corporation.

4.	Shareholder approval of the Restatement is not required pursuant to Section 910(b) of the California General Corporation Law.

5.	The Corporation is a listed company as defined in Section 301.5(d) of the California General Corporation Law because its securities are listed on the Nasdaq National Market System.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Palo Alto, California this 30th day of January, 2001.

/s/ David L. Kalkbrenner
David L. Kalkbrenner, President

/s/ Linda M. Iannone
Linda M. Iannone, Secretary

CERTIFICATE OF DETERMINATION OF THE RIGHTS, PREFERENCES,

PRIVILEGES AND RESTRICTIONS

OF SERIES B PREFERRED STOCK

OF

GREATER BAY BANCORP

The undersigned, David L. Kalkbrenner and Linda M. Iannone, hereby certify that:

1. They are the President and Secretary, respectively, of Greater Bay Bancorp, a corporation organized and existing under the laws of the State of California (the “Corporation”).

2. The Restated Articles of Incorporation of the Corporation authorize the Board of Directors to designate 4,000,000 shares of preferred stock, and to issue such preferred shares in one or more series from time to time.

3. The board of directors has previously designated 1,200,000 shares as Series A Preferred Stock, none of which have been issued.

4. That, pursuant to authority conferred upon the board of directors of the Corporation by the Restated Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 202 of the General Corporation Law of the State of California, the board of directors has adopted resolutions on December 18, 2001, providing for the determination, designation and issuance of 2,400,000 shares of Series B Preferred Stock, none of which have been issued, which resolutions are as follows:

WHEREAS, Article III (b) of the Restated Articles (“Articles”) authorizes the board of directors to designate any and all of the shares of Preferred Stock;

WHEREAS, the board of directors has determined that designating 2,400,000 shares of Series B Preferred Stock would be in the best interests of the Corporation and its shareholders; and

WHEREAS, the Series B Preferred Stock shall have the rights, preferences, privileges and restrictions set forth below.

NOW, THEREFORE, BE IT RESOLVED, that the board of directors designates 2,400,000 shares of the Preferred Stock as Series B Preferred Stock in accord with Article III of the Articles.

RESOLVED FURTHER, that the Series B Preferred Stock shall have the following rights, preferences, privileges and restrictions and that defined terms used hereinafter have the meanings ascribed to them in the Articles:

The rights, preferences, privileges and restrictions, designation and number of shares of the Series B Preferred Stock are as follows:

Section 1. Designation, Amount and Ranking.

(A) The number of authorized shares constituting Series B Preferred Stock is 2,400,000. The shares of Series B Preferred Stock shall have a stated value of $50.00 per share (the “Stated Value”). No fractional shares of Series B Preferred Stock will be issued. The number of authorized shares of Series B Preferred Stock may be increased or reduced (but not below the number of such shares then outstanding) by resolution duly adopted by or pursuant to authority conferred by the board of directors without shareholder vote as authorized by Section 203.5 of the CGCL (as defined in Section 11 below).

(B) The Series B Preferred Stock shall rank, with respect to dividend preference and rights as enumerated in Section 2 below and liquidation preference and rights as enumerated in Section 5 below, senior to the Common Stock and senior to all other classes or series of capital stock of the Corporation now or hereafter authorized, other than any class or series of capital stock designated as ranking on parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation.

Section 2. Dividend Rights; Payment of Dividends.

(A) Subject to the terms of this Section 2, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as, and if declared by the board of directors, out of funds legally available for payment, for each share of Series B Preferred Stock noncumulative cash dividends, payable quarterly in arrears, at the rate of 7.25% per annum of the per share Stated Value thereof. Such noncumulative dividends, when declared on the Series B Preferred Stock, shall accrue from the original Issue Date (as defined in Section 11 below) or the date immediately succeeding the most recent Series B Dividend Payment Date (as defined below) and be payable, if declared, quarterly on the last day of March, June, September and December of each year that any shares of the Series B Preferred Stock remain outstanding (each of such dates, a “Series B Dividend Payment Date” whether or not a dividend is paid on such date); provided, however, that if such day is not a Business Day ( as defined in Section 11 below), the Series B Dividend Payment Date shall be the immediately preceding Business Day with the same force and effect as if made on the date such payment was originally payable. Each declared dividend shall be payable to holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, which shall be not more than 30 calendar days and not less than 10 calendar days preceding the payment dates therefor, as determined by the board of directors or a duly authorized committee thereof (each of such dates, a “Record Date”). Quarterly dividend periods (each a “Dividend Period”) shall commence on and include the first day of January, April, July, and October of each year and shall end on and include the immediately succeeding Series B Dividend Payment Date; provided, however, that the first Dividend Period shall commence on and include the Issue Date and end on and include the immediately succeeding Series B Dividend Payment Date. Dividends payable on the Series B Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by four. The Series B Preferred Stock shall not participate in dividends with the Common Stock or Series A Preferred Stock. Holders of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of declared noncumulative dividends, as herein provided, on the Series B Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any declared dividend payment or payments on the Series B Preferred Stock.

(B) The right of holders of the Series B Preferred Stock to receive dividend payments is not cumulative so that if the board of directors fails to declare a dividend payable on a Series B Dividend Payment Date in respect of the Series B Preferred Stock, then the right of holders of Series B Preferred Stock to receive a dividend in respect of the Dividend Period ending on such payment date will be lost, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period or to pay any interest thereon, whether or not dividends on the Series B Preferred Stock are declared and payable on any future Series B Dividend Payment Dates.

(C) Full dividends on the Series B Preferred Stock must be declared and paid or set apart for payment for the current Dividend Period before (i) any dividends or other distributions (other than dividends or distributions paid in shares of, or in options, rights, or warrants to subscribe for, or purchase shares of, Common Stock or any capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividend rights and rights on liquidation) on Common Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividend rights and rights or liquidation may be declared and paid or set aside or (ii) any Common Stock or any other capital stock of the Corporation ranking junior to or on parity with the Series B Preferred Stock as to dividend rights or rights on liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys may be paid to or made available for a sinking fund for the redemption of any of such shares) by the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends rights and rights on liquidation and pursuant to rights granted under the Corporation’s 1996 Stock Option Plan, as amended, Stock Purchase Plan, as amended and similar employee stock plans hereafter adopted), otherwise, in the case of the Series B Preferred Stock and any other capital stock of the Corporation ranking on parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, than pursuant to pro rata offers to purchase, or a concurrent redemption of all, or a pro rata percent, of the outstanding Series B Preferred Stock and any other capital stock of the Corporation ranking on parity with the Series B Preferred Stock as to dividend rights and rights on liquidation.

(D) When dividends for any Dividend Period are not paid in full, as provided in paragraph (C) of this Section 2, on the shares of the Series B Preferred Stock or any shares ranking equally with the Series B Preferred Stock as to dividend rights and rights on liquidation, dividends may be declared and paid on any such preferred shares for any dividend period therefore, but only if such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share on the shares of the Series B Preferred Stock and any such equally ranking shares of preferred stock, in all cases shall bear to each other the same ratio that the amount of unpaid dividends per share on the shares of the Series B Preferred Stock for such Dividend Period and such equally ranking shares of preferred stock for the corresponding dividend period bear to each other.

(E) Any series of preferred stock or other capital stock ranking on a parity as to dividend rights with the Series B Preferred Stock issued by the Corporation shall only have dividend periods which end on the same dates as the Dividend Periods.

Section 3. Voting Rights. The holders of the Series B Preferred Stock shall not be entitled to any voting rights, except to the extent, if any, required by applicable law or as set forth below in this Section 3.

(A) Except as otherwise provided in paragraphs (B), (C) and (D) of this Section 3, and so long as any shares of the Series B Preferred Stock are outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock voting together as a single class with the Common Stock and any other shares entitled to vote on matters voted on by holders of the Common Stock as a single class. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the Corporation into which such share of Series B Preferred Stock is convertible on the record date for such vote; provided, however, that if more than one share of Series B Preferred Stock shall be held by any holder of shares of Series B Preferred Stock, the total number of votes which such holder shall be entitled to cast pursuant to this Section 3(A) shall be computed on the basis of conversion of the total number of shares of Series B Preferred Stock held by such holder, with any then remaining fractional share disregarded for the purposes of this Section 3(A).

(B) (i) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, in person or by proxy, amend, alter or repeal or otherwise change any provision of this Certificate of Determination, except to increase the authorized number of shares of Series B Preferred Stock as may be necessary to carry out the provisions of the Agreement and Plan of Merger and Reorganization dated December 18, 2001 among the Corporation, GBBK Corp. and Alburger Basso de Grosz Insurance Services, Inc. (which increase the Corporation shall authorize as may so be necessary).

(ii) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, in person or by proxy, amend, alter or repeal or otherwise change any provision of its Restated Articles of Incorporation, other than this Certificate of Determination, if such amendment, alteration or repeal would adversely affect the rights, preferences, powers or privileges of the Series B Preferred Stock.

(iii) Without limiting the amendments, alterations, or repeal of provisions of the Restated Articles of Incorporation that would not adversely affect the rights,

preferences, powers or privileges of the Series B Preferred Stock, an amendment, alteration, or repeal of or to any provision of the Restated Articles of Incorporation which (1) increases the number of authorized shares of Preferred Stock or (2) creates, authorizes or provides for the issuance of any capital stock ranking junior to or on parity with the Series B Preferred Stock as to dividend rights and rights on liquidation of the Corporation shall not be considered to be an adverse change requiring a vote of the holders of the Series B Preferred Stock pursuant to this Section 3(B).

(iv) For a period of three years after the Issue Date, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, in person or by proxy, amend the Restated Articles of Incorporation or adopt a certificate of determination to create, authorize or provide for the issuance of any capital stock with both the right to receive cumulative cash dividends and the right to convert such security into the Common Stock of the Corporation, whether such security is senior to, junior to or on parity with the Series B Preferred Stock as to dividend rights and rights on liquidation.

(C) Except as otherwise provided by law, so long as any shares of the Series B Preferred Stock shall remain outstanding, in the event of any Reorganization (as defined in Section 11 below), other than a transaction for the primary purpose of affecting a change in the state of incorporation of the Corporation that does not result in any amendments, alteration, repeal or other material and adverse change in the rights, preferences, privileges or restrictions of the Series B Preferred Stock or in which the Corporation shall be the surviving or acquiring corporation or the Parent party if the rights, preferences, privileges or restrictions granted to or imposed upon the Series B Preferred Stock remain unchanged unless an amendment is made to the Corporation’s Restated Articles of Incorporation which would otherwise require such approval, the holders of Series B Preferred Stock, shall, except as otherwise provided by law, be entitled to vote separately as a class with all other preferred stock entitled to vote thereon with the shares of Series B Preferred Stock on the subject matter to be approved under this Section 3(C). Such approval shall be deemed to have been obtained upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote thereon as a class.

(D) (i) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the consent or vote of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, in person or by proxy, consummate a transaction which would result in a Change in Control (as defined in Section 11 below) if the fair market value of Liquid Consideration (as defined in this paragraph (i) of this Section 3(D)) payable or issuable upon the consummation of such transaction to the holders of Series B Preferred Stock (or, if greater, the fair market value of the Liquid Consideration payable or issuable upon the consummation of such transaction to the holder of the number of shares of Common Stock and/or any other securities that would be issuable to the holder of the Series B Preferred Stock if such holder converted the Series B Preferred Stock prior to the consummation of such transaction) is less than the Stated Value for each share of Series B Preferred Stock outstanding plus dividends accrued and unpaid for the then current Dividend Period (without accumulation of accrued and unpaid dividends for prior

Dividend Periods) to the date of consummation of such transaction. “Liquid Consideration” means (i) cash and/or (ii) securities which are part of a class (or, if designated in series, a series) of securities that has been for at least 90 days prior to, and will be immediately prior to the consummation of such transaction qualified for trading on the New York Stock Exchange, the Nasdaq National Market, any other national securities exchange or their respective successors, which securities will upon issuance, be likewise qualified, and subject to no limitations or restrictions other than restrictions arising from a holder’s status as an affiliate or former affiliate of any of the parties to such transaction. The fair market value of the Liquid Consideration shall be determined as of the third Trading Day ending immediately prior to the consummation of such transaction. The fair market value of any securities shall be valued at the Current Market Price of such securities for the ten consecutive Trading Days ending on the third Trading Day immediately preceding consummation of such transaction.

(ii) The Corporation shall give each holder of record of the outstanding Series B Preferred Stock written notice of any transaction that would result in a Change in Control at least 20 days prior to the stockholders’ meeting called to approve the transaction that would result in the Change in Control, or at least 20 days prior to the consummation of such transaction, whichever is earlier. Such notice shall describe the material terms of the transaction and the provisions of this Section 3(D) and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction that would result in a Change in Control shall in no event be consummated sooner than 20 days after the Corporation has given the initial notice provided for in this paragraph (ii) of this Section 3(D) or sooner than 10 days after the Corporation has given notice of any material changes as provided for herein; provided that such minimum periods may be shortened upon the written consent or approval of the holders of a majority of the outstanding Series B Preferred Stock.

(E) (i) So long as any shares of the Series B Preferred Stock are outstanding, if full dividends on the shares of Series B Preferred Stock or on shares of Voting Parity Stock (as defined below in this paragraph (i) of this Section 3(E)), if any, or the equivalent thereof, shall fail to be declared and paid for any six consecutive Dividend Periods, then, subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Series B Preferred Stock, voting together as a class with the holders of any other series of outstanding noncumulative preferred stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, and upon which comparable voting rights as those of the Series B Preferred Stock have been conferred and made irrevocable (“Voting Parity Stock”), shall acquire the exclusive right to elect two directors at the Corporation’s next annual meeting of shareholders or at a separate meeting called as described below in paragraph (iii) of this Section 3(E) or by written consent, and thereafter, at each subsequent annual meeting or by written consent, subject to the termination of such rights pursuant to paragraph (v) of this Section 3(E).

(ii) In order to provide for the election of two directors, as required by the preceding paragraph in certain circumstances, the board of directors shall, promptly upon the occurrence of such circumstances, to the extent permitted by law and the Restated

Articles of Incorporation or bylaws of the Corporation, either increase the authorized number of directors by two or take such other action as necessary to permit the election of two representatives, including but not limited to, the calling of a special meeting of shareholders to effectuate a voting shift pursuant to Section 301(a) of the CGCL, by the Series B Preferred Stock and Voting Parity Stock, voting together as a class. To the extent the board of directors is not authorized to increase the number of directors of the Corporation at the time of the occurrence of the event specified in paragraph (i) of this Section 3(E), but obtains such authorization on or prior to any meeting at which holders of the Series B Preferred Stock and Voting Parity Stock shall seek to elect directors pursuant to the preceding paragraph, then such an increase of the board of directors shall be effective for purposes of complying with the obligations of the Corporation in this paragraph.

(iii) Whenever the right to elect directors shall vest pursuant to this Section 3(E), such right may be exercised initially by the vote of the holders of a plurality of the shares of Series B Preferred Stock and Voting Parity Stock present and voting (separately as one class), in person or by proxy, at a duly held special meeting of holders of the Series B Preferred Stock and Voting Parity Stock or at the next annual meeting of shareholders, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of Series B Preferred Stock and Voting Parity Stock voting separately as one class. Unless such action shall have been taken by written consent, a special meeting for the exercise of such right shall be called by the Secretary of the Corporation as promptly as possible, and in any event within ten days after receipt of a written request signed by the holders of record of at least 10% of the outstanding shares of the Series B Preferred Stock or Voting Parity Stock, subject to any applicable notice requirements imposed by law or regulation. Notwithstanding the provisions of this paragraph (iii) of this Section 3(E), no such special meeting shall be required to be held during the 90-day period preceding the date fixed for the annual meeting of shareholders.

(iv) If any meeting of the holders of the Series B Preferred Stock and Voting Parity Stock required under this Section 3(E) to be called shall not have been called within 30 days after personal service of a written request therefor upon the Secretary of the Corporation or within 30 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal executive offices, subject to any applicable notice requirements imposed by law or regulation, then the holders of record of at least 10% of the outstanding shares of the Series B Preferred Stock or Voting Parity Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders or such shorter notice (but in no event shorter than permitted by law or regulation) as may be acceptable to the holders of a majority of the total number of shares of the Series B Preferred Stock and Voting Parity Stock, voting as a class. In addition to all rights provided by law, any holder of Series B Preferred Stock so designated shall have access to the Series B Preferred Stock and Voting Parity Stock books of the Corporation for the purpose of causing such meeting to be called pursuant to these provisions.

(v) Such right of the holders of the Series B Preferred Stock and Voting Parity Stock entitled to vote in accordance with this Section 3(E) shall continue until, following the event which gave rise to such right, the Corporation shall have resumed the payment of full dividends upon the Series B Preferred Stock for the equivalent of four consecutive quarterly Dividend Periods, at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event the conditions set forth in paragraph (i) of this Section 3(E) are again triggered. Upon any such termination, the term of office of each director then in office elected by such holders voting as a class (hereinafter, “Preferred Director”) shall immediately terminate, unless otherwise required by law. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Series B Preferred Stock and Voting Parity Stock, voting together as a single class, at a meeting of the Corporation’s shareholders, or of the holders of shares of Series B Preferred Stock and Voting Parity Stock, called for such purpose. So long as a default in any preference dividends on the Series A Preferred Stock and Voting Parity Stock shall exist, (1) any vacancy in the office of a Preferred Director may be filled by a person appointed by an instrument in writing signed by the remaining Preferred Director, unless there is no remaining Preferred Director, and filed with the Corporation and (2) in the case of the removal of any Preferred Director, or in the case that there is no remaining Preferred Director, the vacancy or vacancies may be filled by a person elected by the vote of the holders of the outstanding shares of Series B Preferred Stock and Voting Parity Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted or at any subsequent meeting. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Any vacancy in the office of a Preferred Director shall be filled only as set forth in this Section 3(E)(v).

(vi) At any meeting of the holders of the Series B Preferred Stock and Voting Parity Stock called in accordance with the provisions of this Section 3(E), for the election or removal of directors, the presence in person or by proxy of the holders of a majority of the total number of shares of the Series B Preferred Stock and Voting Parity Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be present.

(F) In connection with any matter on which holders of the Series B Preferred Stock and Voting Parity Stock are entitled to vote as provided in Sections 3(B), 3(C), 3(D) and 3(E) above, or any matter on which the holders of the Series B Preferred Stock are entitled to vote as one class or otherwise pursuant to law or the provisions of the Restated Articles of Incorporation, each holder of Series B Preferred Stock shall be entitled, except as otherwise required by law, to one vote for each share of Series B Preferred Stock held by such holder.

Section 4. Redemption.

(A) Except upon the occurrence of a Change in Control Event (as defined in Section 11 below), the shares of Series B Preferred Stock shall not be redeemable prior to the fifth anniversary of the Issue Date. At any time following the earlier to occur of a Change in Control Event or the fifth anniversary of the Issue Date, the shares of Series B Preferred Stock may be redeemed, at the option of the Corporation, as a whole or from time to time in part, subject to the receipt of any required prior approval of the Board of Governors of the Federal Reserve System and any restrictions or conditions which may be contained in the Restated Articles of Incorporation or in any other certificates of determination designating the rights, preferences, privileges and restrictions of any other series of preferred stock, at a redemption price in the amount of the Stated Value per share thereof plus, in each case, dividends for the current Dividend Period ( without accumulation of accrued and unpaid dividends for prior Dividend Periods), without interest thereon (the “Redemption Price”) to the date fixed for such redemption. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the board of directors, and such shares shall be redeemed either pro rata or by lot, or by any other method at the discretion of the board of directors. Regardless of the method used, the calculation of the number of shares to be redeemed shall be based upon whole shares, such that the Corporation shall in no event be required to issue fractional shares of Series B Preferred Stock or cash in lieu thereof. In the event a method requiring proration is used, shares shall be rounded downward to the nearest total number of shares.

(B) If the Corporation shall redeem shares of Series B Preferred Stock pursuant to Section 4(A), notice of such redemption shall be mailed by first class mail, postage prepaid, to each holder of the shares to be redeemed, at such holder’s address as the same appears on the stock books of the Corporation. Such notice shall be mailed not less than 20 nor more than 60 days prior to the date fixed for redemption and shall set forth: (i) the redemption date, (ii) the number of shares of Series B Preferred Stock that are to be redeemed, (iii) the Redemption Price (specifying the amount of accrued and unpaid dividends to be included therein), (iv) the place or places where certificates for such shares of Series B Preferred Stock are to be surrendered for payment of the Redemption Price and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

(C) On the date of any redemption being made pursuant to Section 4(A) which is specified in a notice given pursuant to Section 4(B), the Corporation shall, and at any time after such notice shall have been mailed and before the date of redemption the Corporation may, deposit for the benefit of the holders of shares of Series B Preferred Stock to be redeemed the funds necessary for such redemption, including the amount necessary to pay all accrued and unpaid dividends to the date of redemption, with a bank or trust company in the Counties of Santa Clara or San Francisco having a capital and surplus of at least $50,000,000. Any moneys so deposited by the Corporation and unclaimed at the end of six months from the date designated for such redemption shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B Preferred Stock to be redeemed shall look only to the Corporation for the payment of the Redemption Price. In the event that moneys are deposited pursuant to this Section 4(C) in respect of shares of Series B Preferred Stock that are converted in accordance with the provisions of Section 6, such moneys shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such moneys and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this Section 4(C) shall be paid from time to time to the Corporation for its own account.

(D) Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to Section 4(C) in respect of shares of Series B Preferred Stock to be redeemed pursuant to Section 4(A), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series B Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor, and the right to convert such shares into shares of Common Stock until the close of business on the Business Day next preceding the date of redemption, in accordance with Section 6 hereof.

Section 5. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to Corporation shareholders, before any distribution of assets is made to the holders of the Common Stock or any other equity security ranking junior to the Series B Preferred Stock as to distributions on liquidation, dissolution and winding up, liquidating distributions in the amount of the Stated Value for each share outstanding plus dividends accrued and unpaid for the then-current Dividend Period (without accumulation of accrued and unpaid dividends for prior Dividend Periods) to the date fixed for such liquidation, dissolution or winding up. All payments for which these liquidation rights are provided shall be in cash. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred Stock or any equity security of the Corporation ranking equally with the Series B Preferred Stock as to distributions upon liquidation, dissolution or winding up are not paid in full, the holders of the Series B Preferred Stock and any preferred stock ranking equally with the Series B Preferred Stock as to distributions upon liquidation, dissolution or winding up will share ratably in any such distribution of the assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. All distributions made with respect to the Series B Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders entitled thereto. For purposes of this Section 5, neither the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 6. Conversion Rights.

(A) Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Series B Preferred Stock, adjusted as hereinafter provided, is referred to herein as the “Conversion Ratio.” The Conversion Ratio (as defined in Section 11 below) shall initially be 1.67 and the conversion price shall initially be $30.00 (the initial conversion price and as subsequently adjusted is referred to herein as the “Conversion Price.”) The Conversion Ratio and the Conversion Price are subject to adjustment from time to time pursuant to Section 6(F).

(B) Conversion of the Series B Preferred Stock may be effected by any such holder upon the surrender to the Corporation at the principal office of the Corporation in the State of California or at the office of any agent or agents of the Corporation (the “Transfer Agent”), as may be designated by the board of directors of the Corporation, of the certificate for such Series B Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series B Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of five days); but the surrender of shares of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Preferred Stock were surrendered, and at the Conversion Ratio in effect at the date of such surrender.

(C) In case any shares of Series B Preferred Stock are to be redeemed pursuant to Section 4, such right of conversion shall cease and terminate as to the shares of Series B Preferred Stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless the Corporation shall default in the payment of the Redemption Price.

(D) Upon conversion, the holder of shares of Series B Preferred Stock surrendered for conversion after the Record Date next preceding a Series B Dividend Payment Date for the Series B Preferred Stock, if such dividend has been declared and such Record Date has been established by the board of directors, and prior to such Series B Dividend Payment Date shall be entitled to receive an amount equal to the declared, accrued and unpaid dividend for such current Dividend Period prorated from the first day of such current Dividend Period to the date of conversion computed on the basis of a 360-day year consisting of twelve 30-day months.

(E) No fractional share of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock, but, instead of any fraction which would otherwise be issuable in respect of the aggregate number of shares of Series B Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the Current Market Price (as defined in Section 11 below) per share of the Common Stock on the date on which the certificate or certificates for such shares were duly surrendered for conversion, or, if such date is not a Trading Day (as defined in Section 11 below), on the next Trading Day.

(F) The Conversion Price and Conversion Ratio shall be adjusted from time to time as follows:

(i) In the event the Corporation shall at any time after the Issue Date (A) declare a dividend on the Common Stock payable in shares of its capital stock, (B) subdivide its outstanding Common Stock, (C) combine its outstanding Common Stock or (D) issue pursuant to a reclassification of its outstanding Common Stock any shares of capital stock of the Corporation, the holder of any shares of Series B Preferred Stock surrendered for conversion after the record date for such dividend or distribution (which for this purpose shall be at the close of business on the date fixed by the board of directors as the record date), or after the close of business on the effective date of such subdivision, combination or reclassification, as the case may be (the close of business times being hereinafter referred to in this paragraph (i) as “such record date”) shall be entitled to receive the aggregate number and kind of shares of capital stock of the Corporation which, if such shares of Series B Preferred Stock had been converted immediately prior to such record date at the Conversion Price and Conversion Ratio then in effect, he would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification; and the Conversion Price and Conversion Ratio shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. If any dividend, distribution, subdivision, combination or reclassification is not paid or made, the Conversion Price and Conversion Ratio then in effect shall be appropriately readjusted. Such adjustment or readjustments shall be made whenever any of the events listed above shall occur.

(ii) In case the Corporation shall fix after the Issue Date a record date for issuing to all holders of shares of Common Stock rights or warrants entitling them to purchase or subscribe for shares of Common Stock (or securities convertible into Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into Common Stock) less than the Current Market Price per share of the Common Stock on such record date, the Conversion Price in effect from and after such record date shall be adjusted so that it shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate initial conversion price of the convertible securities so offered) for subscription or purchase would purchase at such Current Market Price at such record date, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of additional Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are initially convertible). Such adjustment shall be made successively whenever such a record date is fixed. If any or all of such rights or warrants are not issued or any or all of such rights, warrants or conversion privileges expire or terminate without having been exercised, the Conversion Price shall be appropriately readjusted retroactively on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued upon exercise of such rights, warrants or conversion privileges.

(iii) In case the Corporation shall fix a record date after the Issue Date for the distribution to all holders of shares of Common Stock of evidence of its indebtedness or assets (excluding cash dividends if the amount to be paid, together with the amount of cash dividends on the Common Stock paid since the fourth previous Dividend Payment Date, does not exceed the Corporation’s net earnings for the four quarterly fiscal periods most recently ended prior to the record date for such cash dividend) or rights or warrants to subscribe or purchase any of its securities (excluding those referred to in paragraph (ii) of this Section 6(F)), then in each such case the Conversion Price in effect from and after such record date shall be adjusted so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the Current Market Price per share of the Common Stock on such record date less the fair market value (as determined by a resolution of the board of directors filed with each Transfer Agent for the Series B Preferred Stock, which determination, if made in good faith, shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed or of such rights to subscribe applicable to a share of Common Stock, and of which the denominator shall be such Current Market Price on such record date. Such adjustment shall be made whenever any such a record date is fixed. If any such distribution is not made or any or all of such rights, warrants or conversion privileges expire or terminate without having been exercised, the Conversion Price shall be appropriately readjusted retroactively.

(iv) In any case in which this Section 6(F) shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (1) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (2) paying to such holder any amount in cash in lieu of a fractional Common Stock pursuant to Section 6(E) above. In lieu of the shares the issuance of which is deferred pursuant to clause (1) above, the Corporation shall issue or cause its transfer agent to issue due bills or other appropriate evidence of the right to receive such shares.

(v) Any adjustment in the Conversion Price and Conversion Ratio otherwise required by this Section 6 to be made may be postponed, if such adjustment (plus any other adjustments postponed pursuant to this paragraph (v) of this Section 6(F) and not theretofore made) would not require an increase or decrease of more than 1% in such price. All calculations under this Section 6(F) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

(vi) The board of directors may make such adjustments in the Conversion Price and Conversion Ratio, in addition to those required by this Section 6(F), as shall be determined by the board of directors, as evidenced by a resolution of the board of directors, to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

(vii) In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) of this Section 6(F), the holder of any shares of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, thereafter the number of such other shares so receivable upon conversion of such shares of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (vi), inclusive, of this Section 6(F), and the other provisions of this Section 6(F) with respect to the Common Stock shall apply on like terms to any such other shares.

(viii) Notwithstanding the foregoing, in no event shall any adjustments to the Conversion Price or Conversion Ratio be made pursuant to this Section 6(F) in connection with the Corporation’s shareholder rights plan, as adopted on November 17, 1998, or any amendment thereto, or any successor shareholder rights plan established by the Corporation for the benefit of the Corporation’s holders of Common Stock.

(G) Whenever the Conversion Price and Conversion Ratio are adjusted as herein provided:

(i) The Corporation shall compute the adjusted Conversion Price and Conversion Ratio and shall cause to be prepared a certificate signed by the Corporation’s chief financial officer setting forth the adjusted Conversion Price and Conversion Ratio and a brief statement of the facts requiring such adjustment and the computation thereof; such certificate shall forthwith be filed with its Transfer Agent for the Series B Preferred Stock; and

(ii) A notice stating that the Conversion Price and Conversion Ratio has been adjusted and setting forth the adjusted Conversion Price and Conversion Ratio shall, as soon as practicable, be mailed to the holders of record of outstanding shares of the Series B Preferred Stock.

(H) In case:

(i) The Corporation shall declare a dividend or other distribution on its Common Stock, other than in cash;

(ii) The Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any Common Stock or any other subscription rights or warrants;

(iii) Of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or of the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Corporation; or

(iv) Of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall cause to be mailed to the Transfer Agent for the Series B Preferred Stock and to the holders of record of the outstanding shares of Series B Preferred Stock, at least 20 days (or 10 days in any case specified in paragraphs (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, subdivision merger, sale, lease, exchange, disposition, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, lease, exchange, disposition, liquidation, dissolution or winding up. The failure to give the notice required by this Section 6(H), or any defect therein, shall not affect the legality or validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, lease, exchange, disposition, liquidation, dissolution or winding up, or the vote on any action authorizing such.

(I) In case of any capital reorganization or reclassification of outstanding shares of Common Stock, or in case of any merger or consolidation of the Corporation with or into another corporation, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for, changed, converted or reclassified (other than a reclassification covered by paragraph (i) of Section 6(F) into stock, securities, other property (including cash) or a combination thereof (“Consideration”) (each of the foregoing being referred to as a “Transaction”), each share of Series B Preferred Stock shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the Consideration so receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction.

(J) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock for the purpose of issuance upon conversion of the Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Preferred Stock then outstanding.

(K) The certificate of any independent firm of public accountants of recognized standing selected by the board of directors shall be presumptive evidence of the correctness of any computation made under this Section 6.

Section 7. No Sinking Fund. No sinking fund will be established for the retirement or redemption of shares of Series B Preferred Stock, unless otherwise specifically provided herein.

Section 8. Preemptive Rights. No holder of shares of the Series B Preferred Stock shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock, or other securities of the Corporation of any class, whether now or hereafter authorized.

Section 9. Reacquired Shares. Any shares of the Series B Preferred Stock which are redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their cancellation shall become authorized but unissued shares of Preferred Stock without designation as to series and may thereafter be reissued as part of a new series of preferred stock to be created by resolution of the board of directors.

Section 10. No Other Rights. The shares of Series B Preferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above and in the Restated Articles of Incorporation or as otherwise required by law.

Section 11. Definitions. As used herein, the following terms shall have the following respective meanings:

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

“CGCL” shall mean the California General Corporation Law, as amended.

“Change In Control Event” shall mean the date that (A) the Corporation enters into a definitive agreement with respect to a transaction that in the good faith determination of the

Board of Directors of the Corporation will result upon its consummation in a Change of Control (as defined in the following sentence) or (B) any “person” as such term in used in Sections 13(d) and 14(d) of the Securities Exchanges Act of 1934, as amended (the “Exchange Act”), other than the Corporation or any entity owned, directly or indirectly, by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation’s voting securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of Corporation securities representing 50% or more of the Voting Power of the Corporation. A “Change in Control” means a merger or consolidation of the Corporation with or into another entity or any other Reorganization in which the shareholders of the Corporation immediately prior to the execution of the definitive agreement relating to the transaction will own immediately after consummation of such transaction equity securities (other than any warrant or right to subscribe to or purchase those equity securities) of the acquiring or surviving entity, or Parent of such entity, possessing less than 50% of the Voting Power of the acquiring or surviving entity or Parent of such entity; or the sale, transfer other disposition of all or substantially all of the Corporation’s assets. In making the determination of ownership by the shareholders or equity holders of a corporation or entity, immediately after a transaction, of equity securities pursuant to the preceding sentence, equity securities which they owned immediately before the transaction as shareholders or equity holders of another party to the transaction shall be disregarded. The Voting Power of a corporation shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote but not assuming the exercise of any warrant or right to subscribe to or purchase those shares.

“Conversion Ratio” shall mean an amount equal to the Stated Value divided by the Conversion Price (as adjusted pursuant to Section 6(F) hereof).

“Current Market Price,” when used with reference to shares of Common Stock or other securities on any date, shall mean the closing price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or the principal national securities exchange, including the Nasdaq National Market, on which the Common Stock or such other securities are listed or admitted to trading. If the Common Stock is not listed or admitted to trading on any national securities exchange, including the Nasdaq National Market, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the board of directors of the Corporation.

“Issue Date” shall mean the first date on which shares of Series B Preferred Stock are issued.

“Parent” shall have the meaning provided in Section 175 of the CGCL with respect to Sections 1001, 1101 and 1113 of the CGCL.

“Reorganization” shall have the meaning provided in Section 181 of the CGCL.

“Series A Preferred Stock” shall mean the Corporation’s Series A Preferred Stock as authorized by the Corporation’s Restated Articles of Incorporation.

“Trading Day” means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

“Voting Power” shall have the meaning provided in Section 194.5 of the CGCL.

RESOLVED, FURTHER, that the President and the Secretary are hereby authorized and directed to execute, acknowledge, file and record a certificate of determination in accordance with the foregoing resolutions and the provisions of California law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.

5. The foregoing Certificate of Determination has been duly approved by board of directors in accordance with Section 202 of the California General Corporations Law. No shareholder approval is required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Palo Alto, California this 11th day of March, 2002.

/s/ David L. Kalkbrenner
David L. Kalkbrenner, President

/s/ Linda M. Iannone
Linda M. Iannone, Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

GREATER BAY BANCORP

David L. Kalkbrenner and Linda M. Iannone hereby certify that:

1. They are the duly electing and acting President and Secretary, respectively, of Greater Bay Bancorp, a California corporation (the “Company”).

2. Article III, paragraph (a) of the Restated Articles of Incorporation is hereby amended to read as follows:

“(a) This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 10,500,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

3. The foregoing amendment of the Company’s Restated Articles of Incorporation has been duly approved by the Company’s Board of Directors.

4. The foregoing amendment has been duly approved by the required vote of the shareholders of the Company in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of the Company is 51,423,952 shares of Common Stock and 1,630,504 shares of Series B Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than (i) 50% of the outstanding shares of Common Stock voting as a separate class, (ii) 50% of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class and (iii) 50% of the outstanding shares of Series B Preferred Stock voting as a separate class.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Palo Alto, California on July 22, 2003

/s/ David L. Kalkbrenner
David L. Kalkbrenner, President

/s/ Linda M. Iannone
Linda M. Iannone, Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

GREATER BAY BANCORP

Byron A. Scordelis and Linda M. Iannone hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Greater Bay Bancorp, a California corporation (the “Company”).

2. Article III, paragraph (a) of the Restated Articles of Incorporation is hereby amended to read as follows:

“(a) This corporation is authorized to issue only two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 10,500,000 and the number of shares of Common Stock authorized to be issued is 160,000,000.”

3. The foregoing amendment of the Company’s Restated Articles of Incorporation has been duly approved by the Company’s Board of Directors.

4. The foregoing amendment has been duly approved by the required vote of the shareholders of the Company in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of the Company entitled to vote was 50,909,641 shares of Common Stock and 1,825,593 shares of Series B Preferred Stock. There are no shares of Series A Preferred Stock outstanding. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than (i) 50% of the outstanding shares of Common Stock voting as a separate class and (ii) 50% of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Palo Alto, California on June 3, 2004

/s/ Byron A. Scordelis
Byron A. Scordelis, President

/s/ Linda M. Iannone
Linda M. Iannone, Secretary

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